Exhibit 99.2

NEWS RELEASE

CONTACTS:	Investors: Lisa DeFrancesco (862) 261-7152 Media: Charlie Mayr (862) 261-8030 David Belian (862) 261-8141

Actavis plc Appoints New Members and Announces Changes to

Board of Directors Following Close of Forest Laboratories, Inc.

Acquisition

– Paul M. Bisaro Named Executive Chairman –

– CEO and President Brent Saunders Appointed to the Board –

– Nesli Basgoz, M.D., Christopher J. Coughlin Join Actavis Board from Forest Board –

DUBLIN, IRELAND – July 1, 2014 – Actavis plc (NYSE: ACT) today announced the appointment of three new members to the Company’s Board of Directors, including Actavis’ newly appointed CEO and President, Brenton L. Saunders. The Company also announced that Paul M. Bisaro, formerly the Chairman and Chief Executive Officer of Actavis, has been named to the newly created position of Executive Chairman of the Board of Actavis plc. The changes to the Actavis Board follow the completion of Actavis’ acquisition of Forest Laboratories, Inc. in a cash and stock transaction currently valued at approximately $28 billion, and are effective until Actavis’ next annual meeting of shareholders in May 2015.

In addition to Mr. Saunders, the new members of the Actavis Board are Nesli Basgoz, M.D., and Christopher J. Coughlin, both of whom are former members of the Forest Board. Current Actavis Board members Paul M. Bisaro, James H. Bloem, Christopher W. Bodine, Tamar D. Howson, John A. King, Ph.D, Catherine M. Klema, Jiri Michal, Patrick J. O’Sullivan, Ronald R. Taylor, Andrew L. Turner and Fred G. Weiss will continue as members of the new Actavis Board. Actavis also announced that Sigurdur Olafsson has resigned from the Company’s Board of Directors.

The new Board will have several standing committees, including Audit and Compliance, Compensation, Nominating and Corporate Governance and Operations and Innovation.

Paul M. Bisaro – Executive Chairman

Paul M. Bisaro has been named to the newly created position of Executive Chairman of the Board. Bisaro had previously served as President and CEO of Actavis plc, and Chairman of the Board, since October 2013. He was named President and Chief Executive Officer and a member of the Company’s Board of Directors in 2007. Prior to joining Actavis, Inc., Mr. Bisaro was President, Chief Operating Officer and a member of the Board of Directors of Barr Pharmaceuticals, Inc., a global specialty pharmaceutical company (“Barr”), from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr, and from 1997 to 1999 served in various additional capacities including Senior Vice President — Strategic Business Development. Prior to joining Barr, he was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds from 1989 to 1992. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a Juris Doctor from Catholic University of America in Washington, D.C.

New Members of the Board of Directors

Brenton L. Saunders

Mr. Saunders assumed the role of Chief Executive Officer and President of Actavis at the close of the transaction. He previously served as Chief Executive Officer and President of Forest and had served as a Director of Forest since 2011. Prior to joining Forest, he served as the Chief Executive Officer and board member of Bausch + Lomb Incorporated from March 2010 until August 2013. Mr. Saunders served as a senior executive with Schering-Plough from 2003 to 2010, most recently as President of Global Consumer Health Care. He also served as Head of Integration for both Schering-Plough’s merger with Merck & Co. and for its $16 billion acquisition of Organon BioSciences. Before joining Schering-Plough, Mr. Saunders was a Partner and Head of the Compliance Business Advisory Group at PricewaterhouseCoopers LLP from 2000 to 2003. Prior to that, he was Chief Risk Officer at Coventry Health Care between 1998 and 1999 and a co-founder of the Health Care Compliance Association in 1995. Mr. Saunders began his career as Chief Compliance Officer for the Thomas Jefferson University Health System. He received a B.A. from the University of Pittsburgh, an M.B.A. from Temple University School of Business, and a J.D. from Temple University School of Law.

Nesli Basgoz, M.D.

Dr. Basgoz has served as a Director of Forest since 2006. She is the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital (MGH) and serves on the hospital’s Board of Trustees. In addition, Dr. Basgoz is an Associate Professor of Medicine at Harvard Medical School. Previously, Dr. Basgoz served as Clinical Director in the Infectious Diseases Division of MGH for six years. Dr. Basgoz earned her M.D. Degree and completed her residency in internal medicine at Northwestern University Medical School. She also completed a fellowship in the Infectious Diseases Division at the University of California at San Francisco. She is board certified in both infectious diseases and internal medicine.

Christopher J. Coughlin

Mr. Coughlin has served as a Director of Forest since 2011. He served as an advisor to Tyco International from 2010 until September 30, 2012, and was Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010. During his tenure, he played a central role in the separation of Tyco into five independent, public companies and provided financial leadership surrounding major transactions, including the $2 billion acquisition of Broadview Security, among many other responsibilities and accomplishments. Prior to joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 2003 to December 2004, as Chief Financial Officer from August 2003 to June 2004 and as a director from July 2003 to July 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. Prior to that, he was Executive Vice President of Nabisco Holdings and President of Nabisco International. From 1981 to 1996 he held various positions, including Chief Financial Officer at Sterling Drug. Mr. Coughlin is currently serving as the lead independent director on the board of Dun & Bradstreet, where he is a former member of the Audit Committee, chairs the Board Affairs Committee and is a member of the Compensation and Benefits Committee. He also serves on the board of Covidien plc, where he is Chair of the Compliance Committee and a member of its Transaction Committee. In addition, Mr. Coughlin previously served on the boards of the Interpublic Group of Companies, Monsanto Company and Perrigo Company. Mr. Coughlin has a B.S. in accounting from Boston College.

About Actavis

Actavis plc (NYSE:ACT), headquartered in Dublin, Ireland, is a unique specialty pharmaceutical company focused on developing, manufacturing and commercializing high quality affordable generic and innovative branded pharmaceutical products for patients around the world.

Actavis markets a broad portfolio of branded and generic pharmaceuticals and develops innovative medicines for patients suffering from diseases principally in the central nervous system, gastroenterology, women’s health, urology, cardiovascular, respiratory and anti-infective therapeutic categories. The Company is an industry leader in product research and development, with one of the broadest brand development pipelines in the pharmaceutical industry, and a leading position in the submission of generic product applications. Actavis has commercial operations in more than 60 countries and operates more than 30 manufacturing and distribution facilities around the world.

For more information, visit Actavis’ website at www.actavis.com.